424(b)(3)
                                                                      333-165396


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AXA Equitable Life Insurance Company

SUPPLEMENT DATED DECEMBER 13, 2010 TO THE CURRENT PROSPECTUS FOR STRUCTURED CAPITAL STRATEGIES(SM)

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This supplement modifies certain information in the above-referenced
Prospectus, Supplements to Prospectus and Statement of Additional Information ("SAI"), (together, the "Prospectus"). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus. You should keep this supplement with your Prospectus.

A. The following information has been added to the state table in "Appendix I -- State contract availability and/or variations of certain features and benefits" of the Prospectus, as noted:

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 State        Features and Benefits
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OREGON        See "How you can purchase and contribute to your
              contract" in "Contract features and benefits"

              See "Disruptive transfer activity" in "Transferring your money among investment options"

              See "Lifetime required minimum distribution withdrawals" under "Withdrawing your account value" in "Accessing your money"

              See "Selecting an annuity payout option" under "Your annuity payout options" in "Accessing your money"

              See "Disability, terminal illness, or confinement to nursing home" under "Withdrawal charge" in "Charges and expenses"

              See "Transfers of ownership, collateral assignments, loans and borrowing" in "More information"
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PUERTO RICO   See footnote 1 in "Fee table " and "Charges for state
              premium and other applicable taxes" in "Charges and
              expenses"
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 State        Availability or Variation
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OREGON        Additional contributions are not permitted after the fifth contract year.

              The following is added to the sixth paragraph:
              If imposed, a redemption fee may not be greater than 5%.

              The following replaces the third paragraph:
              We generally will not impose a withdrawal charge on minimum distribution withdrawals even if you are not enrolled in our automatic RMD service, except if, when added to a non-RMD lump sum withdrawal previously taken in the same contract year, the minimum distribution withdrawals exceed the free withdrawal amount. In order to avoid a withdrawal charge in connection with minimum distribution withdrawals outside of our automatic RMD service, you must notify us using our withdrawal request form. Such minimum distribution withdrawals must be based solely on your contract's account value.

              For Series B Contracts:

              You can choose the date annuity payments begin, but it may not be earlier than the date all withdrawal charges under the contract expire.

              Item (i) under this section is deleted in its entirety.

              The contract may be freely assigned unless otherwise
              restricted for tax qualification purposes.
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PUERTO RICO   There is no premium tax charge imposed.
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  Structured Capital Strategies(SM) is issued by and is a service mark of AXA
               Equitable Life Insurance Company (AXA Equitable).
 Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC. 1290
                  Avenue of the Americas, New York, NY 10104.

   Copyright 2010 AXA Equitable Life Insurance Company. All rights reserved.

                      AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                               New York, NY 10104
                                 (212) 554-1234


IM-12-29 (12/10)                                                        x03383
SCS/NB/IF                                               CAT NO. 146237 (12/10)